Exhibit 99.1

Ardelyx Reports First Quarter 2026 Financial Results and Provides Business Update
Q1 2026 total product revenue of $93.4 million, reflecting 38% growth year-over-year
IBSRELA Q1 2026 revenue growth of 58% year-over-year to $70.1 million; Reiterating guidance of $410-$430 million
Strong financial position with $238.1 million in cash, cash equivalents and investments as of March 31, 2026
Conference call scheduled for 4:30 PM Eastern Time
WALTHAM, Mass., April 30, 2026 – Ardelyx Inc. (Nasdaq: ARDX), (“Ardelyx” or the “Company”) a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative medicines that meet significant unmet medical needs, today reported financial results for the first quarter ended March 31, 2026, and provided a business update.

“In the first quarter of 2026, Ardelyx continued our strong commercial execution which coupled with our strengthening cash position allows us to conduct multiple IBSRELA clinical trials, advance development of our next-generation NHE3 inhibitor, RDX10531, and purposefully explore various avenues to build a significant and sustainable pipeline of important medicines,” said Mike Raab, President and Chief Executive Officer of Ardelyx. “IBSRELA is the cornerstone for the company we’re building and is on the path to becoming a blockbuster by achieving at least one billion dollars in revenue in 2029 with continued strong growth thereafter. We are in a position of financial strength, providing flexibility to allocate capital across the business, accelerate commercial momentum, and drive intrinsic long-term value for the Company, our patients, and our shareholders.”

Product Revenue
Revenue for IBSRELA® (tenapanor) during the first quarter of 2026 was $70.1 million, reflecting year-over-year growth of approximately 58%. The growth was driven by increases across key demand indicators, including total writers and new and refill prescriptions and continued improvement to prescription pull-through.

Revenue for XPHOZAH® (tenapanor) during the first quarter of 2026 was $23.3 million driven by a strong increase in paid prescriptions.

2026 Revenue Guidance
Ardelyx reiterates its full-year 2026 revenue guidance:
•IBSRELA revenue between $410.0 and $430.0 million
•XPHOZAH revenue between $110.0 and $120.0 million

Advancing a Pipeline of Important Medicines
•IBSRELA is being evaluated for the treatment of chronic idiopathic constipation (CIC) in adults in a Phase 3 clinical trial, ACCEL. In January 2026, the Company dosed the first patient in ACCEL and has initiated all pre-identified sites. The Company expects to complete enrollment by the end of 2026 with topline data read out in the second half of 2027.
•IBSRELA is also being evaluated in multiple pediatric clinical trials which could potentially provide six months of additional patent life for tenapanor.
•RDX10531, the Company’s next-generation NHE3 inhibitor is currently being tested in IND-enabling studies. If successful, RDX10531 has potential for broad applications across multiple therapeutic areas.

Other Corporate Developments
•In February, Ardelyx announced a multi-year partnership with the LPGA to serve as an official corporate pharmaceutical marketing partner, focusing on digestive health education and patient empowerment throughout the 2026 season.
•In April, the Company expanded its executive leadership team with the appointment of Rajani Dinavahi, M.D. as Chief Medical Officer and Felecia W. Ettenberg, Esq. as Chief Legal Officer.
•In April, the Company and SLR Investment Corp refinanced their existing debt, resulting in better overall terms. Morgan Stanley & Co. LLC acted as financial advisor to Ardelyx.

•The Company’s abstracts containing additional tenapanor data were accepted for poster presentations at the upcoming Digestive Disease Week conference (May 2-5, 2026) and National Kidney Foundation’s Spring Clinical Meeting (May 6-10, 2026).

First Quarter 2026 Financial Results
•    Cash Position: As of March 31, 2026, the Company had total cash, cash equivalents and short-term investments of $238.1 million, compared to total cash, cash equivalents and short-term investments of $264.7 million as of December 31, 2025.
•    Revenues: Total product revenue for the quarter ended March 31, 2026 was $93.4 million, compared to $67.8 million for the quarter ended March 31, 2025, reflecting 38% growth, driven by increased demand.
•    R&D Expenses: Research and development expenses were $20.2 million for the quarter ended March 31, 2026, compared to $14.9 million for the quarter ended March 31, 2025. The increase was primarily related to investments in the ACCEL Phase 3 trial for CIC.
•    SG&A Expenses: Selling, general and administrative expenses were $102.3 million for the quarter ended March 31, 2026, compared to $83.2 million for the quarter ended March 31, 2025. The increase was related to ongoing investments to drive adoption of IBSRELA.
•    Net Loss: Net loss for the quarter ended March 31, 2026 was $37.6 million, or $(0.15) per share, compared to net loss of $41.1 million, or $(0.17) per share, for the quarter ended March 31, 2025. The net loss for the first quarter of 2026 included share-based compensation expense of $14.2 million.

Conference Call Details
The company will host a conference call today, April 30, 2026, at 4:30 PM ET to discuss today’s announcement. To participate in the conference call, please dial (877) 346-6112 (domestic) or +1 (848) 280-6350 (international) and ask to be joined into the Ardelyx call. A webcast of the call can also be accessed by visiting the Investor page of the company’s website, https://ardelyx.com/, and will be available on the website following the call.
IMPORTANT SAFETY INFORMATION (IBSRELA)

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS
IBSRELA is contraindicated in patients less than 6 years of age; in nonclinical studies in young juvenile rats administration of tenapanor caused deaths presumed to be due to dehydration. Avoid use of IBSRELA in patients 6 years to less than 12 years of age. The safety and effectiveness of IBSRELA have not been established in patients less than 18 years of age.
CONTRAINDICATIONS
•IBSRELA is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.
•IBSRELA is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.
WARNINGS AND PRECAUTIONS
Risk of Serious Dehydration in Pediatric Patients
•IBSRELA is contraindicated in patients below 6 years of age. The safety and effectiveness of IBSRELA in patients less than 18 years of age have not been established. In young juvenile rats (less than 1 week old; approximate human age equivalent of less than 2 years of age), decreased body weight and deaths occurred, presumed to be due to dehydration, following oral administration of tenapanor. There are no data available in older juvenile rats (human age equivalent 2 years to less than 12 years).
•Avoid the use of IBSRELA in patients 6 years to less than 12 years of age. Although there are no data in older juvenile rats, given the deaths in younger rats and the lack of clinical safety and efficacy data in pediatric patients, avoid the use of IBSRELA in patients 6 years to less than 12 years of age.
Diarrhea
Diarrhea was the most common adverse reaction in two randomized, double-blind, placebo-controlled trials of IBS-C. Severe diarrhea was reported in 2.5% of IBSRELA-treated patients. If severe diarrhea occurs, suspend dosing and rehydrate patient.
MOST COMMON ADVERSE REACTIONS
The most common adverse reactions in IBSRELA-treated patients (incidence ≥2% and greater than placebo) were: diarrhea (16% vs 4% placebo), abdominal distension (3% vs <1%), flatulence (3% vs 1%) and dizziness (2% vs <1%).

INDICATION
IBSRELA (tenapanor) is indicated for the treatment of Irritable Bowel Syndrome with Constipation (IBS-C) in adults.
Please see full Prescribing Information, including Boxed Warning, for additional risk information.
IMPORTANT SAFETY INFORMATION (XPHOZAH)
CONTRAINDICATIONS
XPHOZAH is contraindicated in:
•Pediatric patients under 6 years of age
•Patients with known or suspected mechanical gastrointestinal obstruction
WARNINGS AND PRECAUTIONS
Diarrhea
Patients may experience severe diarrhea. Treatment with XPHOZAH should be discontinued in patients who develop severe diarrhea.
MOST COMMON ADVERSE REACTIONS
Diarrhea, which occurred in 43-53% of patients, was the only adverse reaction reported in at least 5% of XPHOZAH-treated patients with CKD on dialysis across trials. The majority of diarrhea events in the XPHOZAH-treated patients were reported to be mild-to-moderate in severity and resolved over time, or with dose reduction. Diarrhea was typically reported soon after initiation but could occur at any time during treatment with XPHOZAH. Severe diarrhea was reported in 5% of XPHOZAH-treated patients in these trials.
INDICATION
XPHOZAH (tenapanor), 30 mg BID, is indicated to reduce serum phosphorus in adults with chronic kidney disease (CKD) on dialysis as add-on therapy in patients who have an inadequate response to phosphate binders or who are intolerant of any dose of phosphate binder therapy.
For additional safety information, please see full Prescribing Information.
About Ardelyx
Ardelyx is a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative medicines that meet significant unmet medical needs. Ardelyx has two commercial products approved in the United States, IBSRELA® (tenapanor) and XPHOZAH® (tenapanor). The company’s pipeline includes the Phase 3 development of IBSRELA for chronic idiopathic constipation (CIC) and RDX10531, a next-generation NHE3 inhibitor with potential application across multiple therapeutic areas. Ardelyx works with partners to develop and commercialize our products outside of the United States. For more information, please visit https://ardelyx.com/ and connect with us on X (formerly known as Twitter), LinkedIn and Facebook.

Forward Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding Ardelyx, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor of the Private Securities Reform Act of 1995, including Ardelyx’s current expectations regarding: the long term potential for Ardelyx’s existing commercial products; opportunities for continued IBSRELA growth, including our expectations and timing for achieving one billion in revenue; our U.S. net product sales revenue guidance for IBSRELA and XPHOZAH for full year 2026; and our expectations and timing regarding pipeline development activities, including enrollment in and expected topline readout of the Phase 3 ACCEL trial, the potential for additional patent life for IBSRELA as a result of ongoing pediatric clinical trials and RDX10531’s potential across multiple therapeutic areas. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control, that could cause actual outcomes or results to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties associated with the development of, regulatory process for, and commercialization of drugs in the U.S. and internationally. Ardelyx undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Ardelyx’s business in general, please refer to Ardelyx’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 30, 2026, and its future current and periodic reports to be filed with the Securities and Exchange Commission.

Investor Contact:
Lisa Caperelli
lcaperelli@ardelyx.com

Ardelyx, Inc.
Condensed Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$31,209	$67,999
Short-term investments	206,865	196,690
Accounts receivable	82,840	71,848
Prepaid commercial manufacturing	18,873	14,479
Inventory	128,025	123,107
Property and equipment, net	2,002	2,184
Right-of-use assets	4,433	4,795
Prepaid and other assets	30,260	20,502
Total assets	$504,507	$501,604

Liabilities and stockholders’ equity
Accounts payable	$28,195	$19,235
Accrued compensation and benefits	9,382	19,108
Current portion of operating lease liability	1,510	1,479
Deferred revenue	16,947	14,905
Accrued expenses and other liabilities	70,470	51,218
Long-term debt	203,517	202,834
Deferred royalty obligation related to the sale of future royalties	25,864	25,876
Total stockholders’ equity	148,622	166,949
Total liabilities and stockholders’ equity	$504,507	$501,604

Ardelyx, Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenues
Product sales, net
IBSRELA	$70,074	$44,403
XPHOZAH	23,299	23,411
Total product sales, net	93,373	67,814
Product supply revenue	354	254
Licensing revenue	51	5,020
Non-cash royalty revenue related to the sale of future royalties	695	1,026
Total revenues	94,473	74,114
Costs and operating expenses
Cost of sales(1)	4,811	12,303
Research and development	20,188	14,938
Selling, general and administrative	102,267	83,222
Total costs and operating expenses	127,266	110,463
Loss from operations	(32,793)	(36,349)
Interest expense	(5,599)	(4,191)
Non-cash interest expense related to the sale of future royalties	(1,317)	(2,071)
Other income, net	2,112	2,326
Loss before provision for income taxes	(37,597)	(40,285)
Provision for income taxes	8	859
Net loss	$(37,605)	$(41,144)
Net loss per share of common stock - basic and diluted	$(0.15)	$(0.17)
Shares used in computing net loss per share - basic and diluted	245,855,082	238,624,145

(1) Prior year amounts have been reclassified to conform to the current year presentation.